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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                     (Amendment No. 4 -- Final Amendment)*



                             ADVENT SOFTWARE, INC.
                               (Name of Issuer)



                                 COMMON STOCK
                        (Title of Class of Securities)



                                  007974 10 8
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------                                  ---------------------
  CUSIP NO.  007974 10 8            13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Maurice J. Duca
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          411,558
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          411,558
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      411,558
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      4.28%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      IN
------------------------------------------------------------------------------

                                       2

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Item 1.
           (a)      Name of Issuer: Advent Software, Inc.


           (b)      Address of Issuer's Principal Executive Offices:
                    301 Brannan Street, San Francisco, California 94107

Item 2.
           (a)      Name of Person Filing: Maurice J. Duca


           (b)      Address of Principal Business Office:
                    1485 East Valley Rd., Santa Barbara, California 93108

           (c)      Citizenship: United States of America


           (d)      Title of Class of Securities: Common Stock


           (e)      CUSIP Number:  007974 10 8


Item 3.
           Not applicable.


Item 4.

           (a)      Amount Beneficially Owned:  411,558


           (b)      Percent of Class:  4.28%


           (c)      Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: 411,558


                    (ii)  shared power to vote or to direct the vote: 0


                    (iii) sole power to dispose or to direct the disposition
                          of: 411,558

                    (iv) shared power to dispose or to direct the disposition of: 0

Item 5.

           Not applicable

Item 6.

           Not applicable

Item 7.

           Not applicable

Item 8.

           Not applicable

Item 9.

           Not applicable

Item 10.

           Not applicable



                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 12, 1999                     By: /s/ Maurice J. Duca
                                              --------------------------------
                                                   Maurice J. Duca

                                       4